Exhibit (a)(1)

FIRST ALBANY COMPANIES INC.

OFFER WITH RESPECT TO ELIGIBLE RESTRICTED SHARES

______________________________________________________________________

THE OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M. EASTERN
DAYLIGHT TIME ON MAY 9, 2007, UNLESS WE EXTEND THIS OFFER

______________________________________________________________________

Dated: March 27, 2007

FIRST ALBANY COMPANIES INC.

OFFER WITH RESPECT TO OUTSTANDING RESTRICTED SHARES ISSUED

UNDER THE FIRST ALBANY COMPANIES INC. 1999 LONG-TERM INCENTIVE PLAN,
AS AMENDED AND RESTATED FROM TIME TO TIME (THE “1999 PLAN”), THE FIRST
ALBANY COMPANIES INC. 2001 LONG-TERM INCENTIVE PLAN, AS AMENDED AND
RESTATED FROM TIME TO TIME (THE “2001 PLAN”) AND THE FIRST ALBANY
COMPANIES INC. RESTRICTED STOCK INDUCEMENT PLAN (THE “DESCAP PLAN”)
FOR STOCK APPRECIATION RIGHTS UNDER 1999 PLAN AND THE 2001 PLAN

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THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON MAY 9, 2007,

UNLESS THE OFFER IS EXTENDED BY FIRST ALBANY COMPANIES INC.

March 27, 2007

------------------------------------------------

First Albany Companies Inc.

OFFER WITH RESPECT TO OUTSTANDING RESTRICTED SHARES

THE OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE AT

11:59 P.M. EASTERN DAYLIGHT TIME ON MAY 9, 2007,

UNLESS WE EXTEND THIS OFFER

First Albany Companies Inc. which we refer to as “we”, or the “Company”, is making this offer to rescind the grant of certain restricted shares for Stock Appreciation Rights upon the terms and subject to the conditions set forth in this offer and in the accompanying (i) acceptance letter and (ii) withdrawal letter (which together, as they may be amended from time to time, constitute the “Offer”).

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO PARTICIPATE OR REFRAIN FROM ELECTING TO PARTICIPATE IN THIS OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO PARTICIPATE IN THIS OFFER.

THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE

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ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our board of directors (the “Board of Directors”) recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial, legal or tax situation. The information about this Offer is limited to this document, including the Summary Term Sheet and the accompanying documents.

IMPORTANT

To validly tender Eligible Restricted Shares pursuant to this Offer by agreeing to the rescinding of his or her grant, an Eligible Employee must, prior to 11:59 p.m., Eastern Daylight Time, on May 9, 2007 (or such later date to which we may extend the Offer, in either case, the “Offer Expiration Date”), and in accordance with the terms of the acceptance letter attached as Exhibit (a)(3) hereto, properly complete, duly execute and deliver to Patricia Arciero-Craig the acceptance letter by internal mail, regular external mail, or facsimile; provided that, if internal mail is used, you must receive a confirmation of receipt from the Company. Delivery by e-mail will not be accepted. Patricia Arciero-Craig must receive the acceptance letter at 677 Broadway, Albany, New York, 12207 (facsimile: (518) 447-7933) before the Offer Expiration Date. Once the acceptance letter has been delivered as provided herein, the tender of Eligible Restricted Shares is irrevocable, other than as set forth herein.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE RESTRICTED SHARES PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ACCEPTANCE LETTER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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TABLE OF CONTENTS

Summary Term Sheet	1
Questions and Answers	6
Terms of the Offer	10
Purpose of the Offer	10
The Offer	11
Definitions	12
Consideration	12
Other Material Terms of the Non-Qualified Stock Options and Stock Appreciation Rights	13
Agreement to Revise Change in Control Definition	14
Rights with Respect to Eligible Restricted Shares and the Plans	15
Remaining Restricted Shares	15
Common Stock	16
Interests of Directors and Officers; Transactions and Arrangements concerning the Restricted Shares , Stock Options and our Common Stock	16

Conditions of the Offer	18
Offer Expiration	18
Procedures for Tendering Eligible Restricted Shares	19
Procedures for Withdrawing Tendered Restricted Shares	19
Material U.S. Federal Income Tax Consequences	20
Accounting Consequences of the Offer	21
Legal Matters; Regulatory Approvals	22
Information Concerning the Company	23
No Recommendation	23
How to Obtain More Information	23
Forward Looking Statements; Miscellaneous	24

Schedule A:	Information Concerning the Directors and Executive Officers of First Albany Companies Inc.
Exhibit (a)(2)	Letter to all Eligible Employees from Peter McNierney, dated March 27, 2007.
Exhibit (a)(3)	Form of acceptance letter
Exhibit (a)(4)	Form of withdrawal letter
Exhibit (a)(5)	Form of Stock Appreciation Right Agreement under the First Albany Companies Inc. 1999 Long-Term Incentive Plan (Change of Control-Single Trigger)

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Exhibit (a)(6)	Form of Stock Appreciation Right Agreement under the First Albany Companies Inc. 1999 Long-Term Incentive Plan (Change of Control-Double Trigger)
Exhibit (a)(7)	Form of Stock Appreciation Right Agreement under the First Albany Companies Inc. 2001 Long-Term Incentive Plan (Change of Control-Single Trigger)
Exhibit (a)(8)	Form of Stock Appreciation Right Agreement under the First Albany Companies Inc. 2001 Long-Term Incentive Plan (Change of Control-Double Trigger)

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SUMMARY TERM SHEET

The following is a summary of the material terms of the Offer (as defined below). We urge you to read carefully the remainder of this Offer and the accompanying acceptance letter and withdrawal letter attached to the end of this document.

Offer. First Albany Companies Inc., which we refer to as “we”, or the “Company”, is offering eligible employees (the “Eligible Employees” as defined below) the opportunity to rescind certain restricted stock award agreements (the “Restricted Stock Award Agreements”) held by such Eligible Employees that grant (or granted) a right to receive eligible restricted shares (the “Eligible Restricted Shares” as defined below) for an award of stock appreciation rights (the “Stock Appreciation Rights”) to be granted under the First Albany Companies Inc. 1999 Long-Term Incentive Plan, as amended and restated from time to time (the “1999 Plan”) and the First Albany Companies Inc. 2001 Long-Term Incentive Plan, as amended and restated from time to time (the “2001 Plan”) or under a new equity plan which will incorporate the terms of the foregoing Plans (the “Proposed Plan”) if it is approved by the Company’s shareholders at the 2007 Annual Meeting of Shareholders (the “Offer”).

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the date of the previously scheduled expiration of the offer period. The Offer shall commence on March 27, 2007 and shall remain open until May 9, 2007 (or such later date to which we may extend the Offer, in either case, the “Offer Expiration Date”).

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Purpose of the Offer. The Company has decided to redesign its long-term incentive programs in order to better achieve its corporate objectives. As a result of the significant decline in the Company’s stock price, the Company is concerned that existing equity incentives do not provide sufficient employee retention and motivation. The rescinding of Restricted Stock Award Agreements and their replacement with awards of Stock Appreciation Rights will provide Eligible Employees with a greater opportunity to benefit from increases in the Company’s stock price. The extended vesting will provide the Eligible Employees with an increased incentive to remain with the Company in order to reap these benefits. The Company believes that participation in the Offer will permit Eligible Employees to share in the success of the Company in a meaningful way and that the Offer will more closely align the interests of the Eligible Employees and the shareholders of the Company.

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Eligible Employees. Eligible Employees are all employees of the Company and its subsidiaries (collectively referred to herein as “First Albany”) who are actively employed on March 27, 2007 who hold Eligible Restricted Shares other than certain members of the Company’s senior management; provided that an employee will not be considered an Eligible Employee and, accordingly, will not be eligible to participate in the Offer if (i) on or before the Offer Expiration Date, such employee’s employment with First Albany is terminated for any reason; or (ii) such employee is employed by the Company’s wholly owned subsidiary, First Albany Capital Inc., in its Municipal Capital Markets Group (the “Municipal Business”).

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Eligible Restricted Shares. Eligible Restricted Shares are all unvested restricted shares outstanding as of January 24, 2007 (including any such restricted shares that vest prior to the Offer Expiration Date unless the employee took (or takes) delivery of, and paid (or pays) withholding taxes with respect to, common stock upon the vesting date in which case such restricted shares will not be Eligible Restricted Shares) that were granted to employees of First Albany under the 1999 Plan, the 2001 Plan and the First Albany Companies Inc. Restricted Stock Inducement Plan (the “Descap Plan”) and as described in more detail below in the Terms of the Offer.

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All Eligible Restricted Shares Must Be Tendered. To participate in the Offer, an Eligible Employee must tender all, but not less than all, of his or her Eligible Restricted Shares for cancellation by rescinding the Restricted Stock Award Agreements (such tendered shares, the “Tendered Restricted Shares”). This means that an Eligible Employee may not tender some of his or her Eligible Restricted Shares for cancellation and retain some Eligible Restricted Shares; if an Eligible Employee wishes to tender any of his or her Eligible Restricted Shares, the Eligible Employee must tender all of his or her Eligible Restricted Shares. Tendered Restricted Shares that are accepted will be cancelled and will become available for future grants (including the Stock Appreciation Rights) under the same incentive plan under which such Eligible Restricted Shares were originally granted or under the Proposed Plan if approved.

Under U.S. federal income tax rules, income is required to be recognized when restricted shares vest. However, if your Eligible Restricted Shares are scheduled to vest prior to the Offer Expiration Date and you wish to tender your Eligible Restricted Shares by rescinding the Restricted Stock Award Agreements under which they were granted, then you should not file a tax withholding election or take other steps to provide for U.S. federal income tax withholding payments as of the vesting date. If you participate in the Offer, the Company will take the view that you will not be subject to taxation as a result of such vesting (see “Material U.S. Federal Income Tax Consequences”).
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Offer To Rescind Award Grant of Eligible Restricted Shares for Stock Appreciation Rights. We will grant Stock Appreciation Rights to those Eligible Employees who elect to participate in this Offer, subject to the terms and conditions explained in the Terms of the Offer below. We currently expect to grant the Stock Appreciation Rights on the first business day immediately following the Offer Expiration Date (the “Grant Date”). For each Eligible Restricted Share cancelled in the Offer, the following will be granted, subject to adjustments for any stock splits, stock dividends and similar events: a Stock Appreciation Right with respect to three (3) shares of our common stock par value $0.01 (the “Common Stock”); provided, if the closing price per share of Common Stock as reported on National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on the Grant Date exceeds $3.00, the number of shares of Common Stock to which the Stock Appreciation Right relates will be increased by one (1) share.

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Stock Appreciation Rights. The Stock Appreciation Right will entitle the Eligible Employee to receive upon exercise an amount in cash, shares of Common Stock, or a mixture of both, in the discretion of the Company, equal to the excess of (i) the closing price per share of Common Stock as reported on NASDAQ on the date of exercise (up to a maximum of $10.00) over (ii) the closing price of a share of Common Stock on the Grant Date (the “Base Price”), multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised. The Company intends to eliminate the $10.00 cap if additional shares of Common Stock are approved for issuance under the Proposed Plan at the 2007 Annual Meeting of Shareholders.

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Other Material Terms of the Stock Appreciation Rights. The Stock Appreciation Rights will be granted under the 1999 Plan and the 2001 Plan (other than as set forth below) and will be subject to the same terms and conditions as the Tendered Restricted Shares for which they are exchanged except:

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notwithstanding the original vesting schedule for the Tendered Restricted Shares, the Stock Appreciation Rights will become vested and exercisable with respect to 50% of the underlying shares of Common Stock on February 15, 2008 and the remaining 50% will become vested and exercisable on February 15, 2009, so long as the Eligible Employee is employed by First Albany on such vesting date.

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any unvested Stock Appreciation Rights will expire immediately upon, and any exercisable Stock Appreciation Rights will expire ninety (90) days after, the date of an Eligible Employee’s termination of employment with First Albany for any reason other than death, Retirement or Disability (as defined in the applicable Plan). If any termination of employment is due to death, Retirement or Disability (as defined in the applicable Plan), the Stock Appreciation Rights will become fully exercisable as of such date and will then expire one (1) year after the date of such termination (but no later than the tenth anniversary of the Grant Date) and thereafter such Stock Appreciation Rights will be forfeited and cancelled by the Company the Stock Appreciation Rights will expire upon the tenth anniversary of the Grant Date, if not earlier.

The Stock Appreciation Rights will also be subject to the same provisions regarding the effect of a Change in Control (although the definition will be revised as discussed below) of the Company as the original Tendered Restricted Shares for which they were exchanged.

If any number of Stock Appreciation Rights that would be granted pursuant to the terms of the Offer cannot be granted under the 1999 Plan or 2001 Plan, such number of Stock Appreciation Rights will be granted under the Proposed Plan subject to approval by our shareholders of the Proposed Plan at the 2007 Annual Meeting of Shareholders and subject to the Company’s conclusion that the grant of the Stock Appreciation Rights will not subject the Eligible Employee to additional tax and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If our shareholders do not approve the Proposed Plan or the Eligible Employee would suffer adverse tax consequences under Section 409A of the Code, the Stock Appreciation Rights will be cancelled and the related Eligible Restricted Shares will continue to remain outstanding in accordance with, and subject to, their current terms.

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For the specific terms regarding exercisability, termination of employment and the effect of a Change in Control, see the applicable form of instrument evidencing the award of Stock Appreciation Rights (the “Stock Appreciation Right Agreement”) attached as Exhibits (a)(5) through (a)(8). If the Proposed Plan is approved, the award agreements will be issued under the Proposed Plan but the terms of the award agreements will not otherwise change.

•	Agreement to Revised Definition of Change in Control Definition

By participating in the Offer, an employee will be agreeing to revise the definition of Change in Control with respect to all of his or her outstanding equity awards under all Plans (including all restricted shares and all stock options) in order to exclude any events that would otherwise trigger a Change in Control that are directly attributable to capital raising transactions. The full definition of Change in Control as revised is set forth in the Terms of the Offer under “Agreement to Revise Change in Control Definition”.

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Effect on Eligible Restricted Shares That Are Not Tendered. If you choose not to tender all of your Eligible Restricted Shares or, if having tendered, you withdraw prior to the Offer Expiration Date, your Eligible Restricted Shares will remain outstanding in accordance with, and subject to, their current terms.

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Restricted Shares Not Eligible For The Offer. The Offer will have no effect on those restricted shares that are not Eligible Restricted Shares. Those restricted shares will remain outstanding in accordance with, and subject to, their current terms.

•	Conditions To The Offer. This Offer is subject to conditions that we describe in more detail in the Terms of the Offer below.
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Recent Trading Prices For Our Common Shares. Our common shares are listed for trading on the NASDAQ under the symbol “FACT”. On March 23, 2007 the closing price for our common shares on the NASDAQ was U.S.$1.71 per share. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your Eligible Restricted Shares.

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No Recommendation. Although our Board of Directors has approved the making of this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your Eligible Restricted Shares. You must make your own decision whether to tender your Eligible Restricted Shares.

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How To Obtain More Information. You should direct questions about this Offer or requests for assistance or for additional copies of any of these documents to First Albany Companies Inc., Attention: Patricia Arciero-Craig or Brian Coad, at 677 Broadway, Albany, New York, 12207, telephone: (518) 447-8500 or (212) 273-7100 and facsimile: (518) 447-7933.

IMPORTANT

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How To Participate; How To Accept The Offer. To participate and accept the offer to rescind your Restricted Stock Award Agreements that granted your Eligible Restricted Shares for an award of Stock Appreciation Rights, you must be an Eligible Employee and

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you must tender all of your Eligible Restricted Shares before 11:59 p.m., Eastern Daylight Time on May 9, 2007 (or such later date to which we may extend the Offer). If you wish to tender your Eligible Restricted Shares, you must deliver, by internal mail, regular external mail, or facsimile, the signature page of the acceptance letter, properly completed and signed (using the form of letter attached to the end of this document), to us at First Albany, Attention: Patricia Arciero-Craig, at 677 Broadway, Albany, New York, 12207 facsimile: (518) 447-7933 or by internal mail; provided that, if internal mail is used, you must receive a confirmation of receipt from the Company. We cannot accept the acceptance letter by e-mail.

We reserve the right to reject any or all tenders of Eligible Restricted Shares that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate or amend this Offer, we will accept all properly and timely tendered Eligible Restricted Shares that are not validly withdrawn before the expiration of this Offer.

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Withdrawal Of Election. You can withdraw your election to tender Eligible Restricted Shares by delivering, at any time before 11:59 p.m. Eastern Daylight Time, on May 9, 2007 (or such later date to which we may extend the Offer), by internal mail, regular external mail, or facsimile, the signature page of the withdrawal letter, properly completed and signed (using the form of letter attached to the end of this document), to us at the same address as the acceptance letter; provided that, if internal mail is used, you must also receive a confirmation of receipt from the Company. To withdraw Tendered Eligible Restricted Shares, we must receive the signature page to a withdrawal letter (using the form attached to the end of this document) by internal mail, regular external mail, or a facsimile thereof, properly completed and signed, while you still have the right to withdraw the Tendered Eligible Restricted Shares; provided that, if internal mail is used, you must also receive a confirmation of receipt from the Company. We cannot accept the withdrawal letter by e-mail. You must withdraw all Tendered Restricted Shares; you may not withdraw only a portion of Tendered Restricted Shares. If we extend this Offer beyond that time, you may withdraw your Tendered Restricted Shares at any time until the extended expiration date of this Offer. In addition, if we do not accept your Tendered Restricted Shares within forty business days after the commencement of this Offer, you may withdraw your Tendered Restricted Shares after the fortieth business day following March 27, 2007 (May 22, 2007). Once you have withdrawn Tendered Restricted Shares, you may re-tender Eligible Restricted Shares only by again following the delivery procedures described above.

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Deadline For Elections To Participate Or To Withdraw A Previous Election; Offer Expiration Date. Your acceptance letter and any withdrawal letter must be received by us before 11:59 p.m., Eastern Daylight Time, on May 9, 2007, unless we extend the expiration date for the Offer. If we extend this Offer beyond that time, you may tender your Eligible Restricted Shares or withdraw a previous election to tender Eligible Restricted Shares by delivering the signed signature page to the acceptance or withdrawal letter, as the case may be, so long as we receive your signed signature page before the extended expiration of this Offer.

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QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the foregoing summary of this Offer (where many of the capitalized terms used below have been defined), the remainder of this Offer and the accompanying acceptance letter and withdrawal letter (attached to the end of this document). The information in these questions and answers is not complete. Important information contained in other parts of this Offer is not addressed in these questions and answers.

1	WHY ARE WE MAKING THE OFFER?

The Company has decided to redesign its long-term incentive programs in order to better achieve its corporate objectives. As a result of the significant decline in the Company’s stock price, the Company is concerned that existing equity incentives do not provide sufficient employee retention and motivation. The rescinding of Restricted Stock Award Agreements and their replacement with awards of Stock Appreciation Rights will provide Eligible Employees with a greater opportunity to benefit from increases in the Company’s stock price. The extended vesting will provide the Eligible Employees with an increased incentive to remain with the Company in order to reap these benefits. The Company believes that participation in the Offer will permit Eligible Employees to share in the success of the Company in a meaningful way and that the Offer will more closely align the interests of the Eligible Employees and the shareholders of the Company.

2	WHAT SECURITIES ARE ELIGIBLE FOR THE OFFER?

We are offering the opportunity to rescind certain Restricted Stock Award Agreements held by Eligible Employees that grant (or granted) a right to receive Eligible Restricted Shares for an award of Stock Appreciation Right to be granted under our equity incentive plans. Eligible Restricted Shares are those restricted shares granted to Eligible Employees under the Descap Plan, our 1999 Plan and our 2001 Plan that were outstanding and unvested as of January 24, 2007 (including any such restricted shares that vest prior to the Offer Expiration Date unless the employee took (or takes) delivery of, and paid (or pays) withholding taxes with respect to, Common Stock upon the vesting date in which case such restricted shares will not be Eligible Restricted Shares). Any restricted shares that vested prior to January 24, 2007 are not Eligible Restricted Shares and may not be tendered in the Offer. To participate in the Offer, an Eligible Employee must tender all, but not less than all, of his or her Eligible Restricted Shares for cancellation by rescinding the Restricted Stock Award Agreements under which they were granted.

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For each Eligible Restricted Share cancelled in the Offer, the following will be granted, subject to adjustments for any stock splits, stock dividends and similar events: a Stock Appreciation Right with respect to three (3) shares of our Common Stock; provided, if the closing price per share of Common Stock as reported on NASDAQ on the Grant Date exceeds $3.00, the number of shares of Common Stock to which the Stock Appreciation Right relates will be increased by one (1) share.

•	The Stock Appreciation Right will entitle the Eligible Employee to receive upon exercise an amount in cash, shares of Common Stock, or a mixture of both, in the discretion of the

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Company, equal to the excess of (i) the closing price per share of Common Stock as reported on NASDAQ on the date of exercise (up to a maximum of $10.00) over (ii) the closing price of a share of Common Stock on the Grant Date (the “Base Price”), multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised. The Company intends to eliminate the $10.00 cap if additional shares of Common Stock are approved for issuance under the Proposed Plan at the 2007 Annual Meeting of Shareholders.

3	WHEN WILL THE STOCK APPRECIATION RIGHTS VEST?

The Stock Appreciation Rights will vest 50% on February 15, 2008 and 50% on February 15, 2009, so long as you are employed by First Albany on that vesting date.

4	WHEN WILL THE STOCK APPRECIATION RIGHTS BE GRANTED?

We expect to grant the Stock Appreciation Rights on the business day immediately following the expiration of the Offer, which we currently expect will be on or about May 9, 2007, to Eligible Employees who are actively employed on that date. The Grant Date may be later, however, if the expiration date of the Offer is extended.

5	WHAT WILL THE BASE PRICE OF THE STOCK APPRECIATION RIGHTS BE?

The Base Price of the Stock Appreciation Rights will be equal to 100% of the market price for one of our common shares on the Grant Date, determined in accordance with the terms of the equity incentive plans. Because the Stock Appreciation Rights will be granted on or about May 10, 2007, we cannot predict the Base Price of the Stock Appreciation Rights. Accordingly, the Stock Appreciation Rights may have a Base Price that is higher than today’s current market price for our Common Stock. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your Eligible Restricted Shares.

6	WHAT CHANGES TO THE DEFINITION OF CHANGE IN CONTROL AM I AGREEING TO IF I TENDER MY ELIGIBLE RESTRICTED SHARES?

By participating in the Offer, you will be agreeing to revise the definition of Change in Control with respect to all of your outstanding equity awards under all Plans (including all restricted shares and all stock options) in order to exclude any events that would otherwise trigger a Change in Control that are directly attributable to capital raising transactions. The full definition of Change in Control as revised is set forth in the Terms of the Offer under “Agreement to Revise Change in Control Definition”.

7	WILL I HAVE TO PAY TAXES IF I TENDER MY ELIGIBLE RESTRICTED SHARES IN THE OFFER?

If you accept the offer to rescind your Restricted Stock Award Agreement that granted your Eligible Restricted Shares for Stock Appreciation Rights, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes upon the closing of the Offer. We believe that the rescinding of the Restricted Stock Award Agreement pursuant to the Offer will be treated as a non-taxable event. Further, at the Grant Date, we believe that you will not be required under current law to recognize income for U.S. Federal

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income tax purposes. We strongly recommend that all Eligible Employees consult with their own tax advisor to determine the tax consequences of this offer.

8	WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO ELIGIBLE RESTRICTED SHARES THAT ARE TENDERED IN THE OFFER?

Yes. Once we have accepted your Tendered Eligible Restricted Shares, you will no longer have any rights with respect to those Eligible Restricted Shares.

9	WHAT SHOULD I DO IF I CHOOSE NOT TO PARTICIPATE IN THE OFFER?

You do not have to file or deliver any forms or letters if you choose to keep your Eligible Restricted Shares and not participate in the Offer.

10	CAN I STILL PARTICIPATE IN THE TENDER WITH MY ELIGIBLE RESTRICTED SHARES IF I HAD RESTRICTED SHARES THAT VESTED AFTER JANUARY 24 AND BEFORE THE OFFER PERIOD THAT I RECEIVED AND PAID TAXES ON?

Yes, you can still participate in the Offer with respect to any Eligible Restricted Shares you may hold if you had restricted shares that vest after January 24, 2007, but prior to the Offer and you took delivery of the shares and paid taxes on them.

11	WHAT SHOULD I DO IF SOME OF MY ELIGIBLE RESTRICTED SHARES ARE SCHEDULED TO VEST DURING THE OFFER PERIOD AND I CHOOSE TO PARTICIPATE IN THE OFFER?

If some of your unvested restricted shares are scheduled to vest during the offer period and you choose to participate, you should not file a tax withholding election or take other steps to provide for U.S. federal income tax withholding payments as of the vesting date. You should tender your Eligible Restricted Shares as described below in section 16 of this Questions and Answers section.

12	WHAT SHOULD I DO IF SOME OF MY UNVESTED RESTRICTED SHARES ARE SCHEDULED TO VEST DURING THE OFFER PERIOD AND I CHOOSE NOT TO PARTICIPATE IN THE OFFER?

You do not have to file or deliver any forms or letters if you choose to keep your Eligible Restricted Shares and not participate in the Offer. However, you should file a tax withholding election and take any other steps the Company requires for you to provide for U.S. federal income tax withholding payments as of the vesting date.

13	WHAT SHOULD I DO IF SOME OF MY UNVESTED RESTRICTED SHARES VEST DURING THE OFFER PERIOD AND I DECIDE TO PARTICIPATE AFTER MY RESTRICTED SHARES VEST?

You can participate in the Offer with your vested restricted shares so long as you have not filed a tax withholding election or otherwise arranged with the Company for the payment of withholding taxes for your restricted shares.

14	AFTER THE GRANT OF MY STOCK APPRECIATION RIGHTS, WHAT HAPPENS IF THE MARKET PRICE OF FIRST ALBANY’S COMMON SHARES

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GOES BELOW THE BASE PRICE FOR THOSE STOCK APPRECIATION RIGHTS?

You will not receive any cash or stock upon exercise of the Stock Appreciation Rights. You should take this possibility into account in deciding whether to participate and tender your Eligible Restricted Shares.

First Albany is not providing and is not in a position to provide any assurances or predictions as to the market price of our common shares at any time in the future.

15	WHAT HAPPENS TO MY ELIGIBLE RESTRICTED SHARES IF I CHOOSE NOT TO TENDER?

If you choose not to tender all of your Eligible Restricted Shares, your Eligible Restricted Shares will remain outstanding in accordance with, and subject to, their current terms.

Remember that if you desire to tender any of your Eligible Restricted Shares pursuant to this Offer, you must tender all of your Eligible Restricted Shares. If you do not tender all of your Eligible Restricted Shares, your entire tender will be rejected.

16	DURING WHAT PERIOD OF TIME MAY I TENDER ELIGIBLE RESTRICTED SHARES?

To validly tender Eligible Restricted Shares pursuant to this Offer, you must, prior to 11:59 p.m., Eastern Daylight Time, on May 9, 2007 (or such later date to which we may extend the Offer, in either case, the “Offer Expiration Date”). To tender Eligible Restricted Shares, we must receive the signature page to an acceptance letter (using the form attached to the end of this document) by internal mail, regular external mail, or a facsimile thereof, properly completed and signed, while you still have the right to tender the Eligible Restricted Shares; provided that, if internal mail is used, you must also receive a confirmation of receipt from the Company. Delivery by e-mail will not be accepted. Patricia Arciero-Craig must receive the acceptance letter at 677 Broadway, Albany, New York, 12207 (facsimile: (518) 447-7933) before the Offer Expiration Date.

17	DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED ELIGIBLE RESTRICTED SHARES?

You may withdraw your Tendered Eligible Restricted Shares at any time before 11:59 p.m., Eastern Daylight Time on the Offer Expiration Date. You must withdraw all Tendered Eligible Restricted Shares; you may not withdraw only a portion of Tendered Eligible Restricted Shares. If we extend this offer beyond that time, you may withdraw your Tendered Eligible Restricted Shares at any time until the extended expiration of this offer. To withdraw Tendered Eligible Restricted Shares, we must receive the signature page to a withdrawal letter (using the form attached to the end of this document) by internal mail, regular external mail, or a facsimile thereof, properly completed and signed, while you still have the right to withdraw the Tendered Eligible Restricted Shares; provided that, if internal mail is used, you must also receive a confirmation of receipt from the Company. As in the case of delivery of the acceptance letter, you must deliver the signed signature page of the withdrawal letter to us at the address noted above by internal mail, regular external mail or facsimile. Delivery by email will not be

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accepted. Patricia Arciero-Craig must receive the withdrawal letter at 677 Broadway, Albany, New York, 12207 (facsimile: (518) 447-7933) before the Offer Expiration Date.

18	WHAT ARE SOME OF THE RISKS INVOLVED?

Participation in this Offer involves a number of potential risks and uncertainties, including those described below. You should carefully consider the risks and uncertainties described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we rescind your Restricted Stock Award Agreements that granted your Eligible Restricted Shares in the manner described in this Offer. In addition, we strongly urge you to read all of the materials relating to this Offer before deciding whether or not to tender your Eligible Restricted Shares.

The Base Price of the Stock Appreciation Rights will be equal to 100% of the market price for one of our common shares on the Grant Date, determined in accordance with the terms of the equity incentive plans. If our Common Stock does not increase in value above the Base Price of the Stock Appreciation Rights you will not receive anything upon exercise of your Stock Appreciation Rights. In this case, you would be better off economically keeping your Eligible Restricted Shares.

Regardless of the vested status of the Eligible Restricted Shares that you tender, your Stock Appreciation Rights will be subject to a new vesting schedule. If your employment with us terminates, your Stock Appreciation Rights may be forfeited unvested in whole or in part even if your Eligible Restricted Shares would have been vested at that time.

19	HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

We understand that this will be an important decision for all Eligible Employees. Tendering Eligible Restricted Shares under the Offer does carry risk as there is no guarantee or assurance as to our future stock price performance. The decision to participate must be your personal decision, and will depend largely on your assessment of your existing stock award holdings, and your assumptions about the future overall economic environment, performance of our business, the stock market and our stock price.

20	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact: Patricia Arciero-Craig or Brian Coad, 677 Broadway, Albany, New York, 12207, telephone: (518) 447-8500 or (212) 273-7100 and facsimile: (518) 447-7933.

TERMS OF THE OFFER

Purpose of the Offer.

The Company has decided to redesign its long-term incentive programs in order to better achieve its corporate objectives. As a result of the significant decline in the Company’s stock price, the Company is concerned that existing equity incentives do not provide sufficient employee retention and motivation. The rescinding of Restricted Stock Award Agreements and their replacement with awards of Stock Appreciation Rights will provide Eligible Employees

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with a greater opportunity to benefit from increases in the Company’s stock price. The extended vesting will provide the Eligible Employees with an increased incentive to remain with the Company in order to reap these benefits. The Company believes that participation in the Offer will permit Eligible Employees to share in the success of the Company in a meaningful way and that the Offer will more closely align the interests of the Eligible Employees and the shareholders of the Company.

The Offer.

In furtherance of those objectives, the Company is offering to “Eligible Employees” (as defined below) an opportunity to tender (that is, surrender) for cancellation “Eligible Restricted Shares” (as defined below) granted to employees of First Albany by rescinding the Restricted Stock Award Agreements pursuant to which they were granted under the First Albany Companies Inc. Restricted Stock Inducement Plan (the “Descap Plan”), the First Albany Companies Inc. 1999 Long-Term Incentive Plan, as amended and restated from time to time (the “1999 Plan”) and the First Albany Companies Inc. 2001 Long-Term Incentive Plan, as amended and restated from time to time (the “2001 Plan”) (the Descap Plan, the 1999 Plan and the 2001 Plan shall be referred to collectively herein as the “Plans”). We are offering to exchange, upon the terms and subject to the conditions set forth herein (the “Offer”), Eligible Restricted Shares that are properly tendered for cancellation in this Offer by an Eligible Employee for Stock Appreciation Rights (the “Stock Appreciation Rights” as defined in the 1999 Plan or the 2001 Plan, respectively). In order to participate in the Offer, an Eligible Employee must tender all, but not less than all, of his or her Eligible Restricted Shares. We will not accept partial tenders. If an Eligible Employee attempts to tender some but not all of his or her Eligible Restricted Shares, the tender will be rejected and such Eligible Employee’s Restricted Shares will remain outstanding in accordance with, and subject to, their current terms.

To validly tender Eligible Restricted Shares pursuant to this Offer, an Eligible Employee must, prior to 11:59 p.m., Eastern Daylight Time, on May 9, 2007 (or such later date to which we may extend the Offer, in either case, the “Offer Expiration Date”), and in accordance with the terms of the acceptance letter attached as Exhibit (a)(3) hereto, properly complete, duly execute and deliver to Patricia Arciero-Craig the acceptance letter by internal mail, regular external mail, or a facsimile thereof; provided that, if internal mail is used, you must receive a confirmation of receipt from the Company. Delivery by e-mail will not be accepted. Patricia Arciero-Craig must receive the acceptance letter at 677 Broadway, Albany, New York, 12207 (facsimile: (518) 447-7933) before the Offer Expiration Date.

Under U.S. federal income tax rules, income is required to be recognized when restricted shares vest . However, if your Eligible Restricted Shares are scheduled to vest prior to the Offer Expiration Date and you wish to tender your Eligible Restricted Shares, then you should not file a tax withholding election or take other steps to provide for U.S. federal income tax withholding payments as of the vesting date. If you participate in the Offer, the Company will take the view that you will not be subject to taxation as a result of such vesting (see “Material U.S. Federal Income Tax Consequences”).

We currently expect that we will accept all Eligible Restricted Shares tendered (“Tendered Restricted Shares”) in the Offer and grant the Stock Appreciation Rights on the first

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business day immediately following the Offer Expiration Date (such date, the “Grant Date”), provided that all the conditions described herein are satisfied. Restricted Shares which are forfeited or cancelled prior to the Offer Expiration Date (including Restricted Shares that are forfeited as a result of an employee’s termination of employment in accordance with the terms of the applicable Plan) will not be deemed outstanding and will not be Eligible Restricted Shares for purposes of this Offer.

“Restricted Shares” are shares of our Common Stock (as defined below), awarded to employees pursuant to the Restricted Stock Award Agreements under the Plans that are subject to vesting and transfer restrictions. There are 431,827 Restricted Shares that do not qualify as Eligible Restricted Shares. If all Eligible Restricted Shares are tendered, the Offer will involve 900,542 Eligible Restricted Shares held by approximately 59 Eligible Employees. As of February 22, 2007, we had a total of 16,337,054 shares of Common Stock outstanding.

Definitions.

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“Eligible Employees” are all employees actively employed by First Albany on March 27, 2007 who hold an Eligible Restricted Share, other than certain members of the Company’s senior management; provided that an employee will not be considered an Eligible Employee and, accordingly, will not be eligible to participate in the Offer if (i) on or before the Offer Expiration Date, such employee’s employment with First Albany is terminated for any reason; or (ii) such employee is employed by the Company’s wholly owned subsidiary, First Albany Capital Inc., in its Municipal Capital Markets Group (the “Municipal Business”).

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“Eligible Restricted Shares” are all Restricted Shares granted to Eligible Employees under the Plans that were outstanding and unvested as of January 24, 2007 (including any such Restricted Shares that vest prior to the Offer Expiration Date unless the employee took (or takes) delivery of, and paid (or pays) withholding taxes with respect to, Common Stock upon the vesting date in which case such Restricted Shares will not be Eligible Restricted Shares). Each Eligible Restricted Share represents one (1) share of Common Stock.

Consideration.

For each Eligible Restricted Share cancelled in the Offer, the following will be granted, subject to adjustments for any stock splits, stock dividends and similar events: a Stock Appreciation Right with respect to three (3) shares of our common stock par value $0.01 (the “Common Stock”); provided, if the closing price per share of Common Stock as reported on National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on the Grant Date exceeds $3.00, the number of shares of Common Stock to which the Stock Appreciation Right relates will be increased by one (1) share.

The Stock Appreciation Right will entitle the Eligible Employee to receive upon exercise an amount in cash, shares of Common Stock, or a mixture of both, in the discretion of the Company, equal to the excess of (i) the closing price per share of Common Stock as reported on NASDAQ on the date of exercise (up to a maximum of $10.00) over (ii) the closing price of a

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share of Common Stock on the Grant Date (the “Base Price”), multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised.

Each Stock Appreciation Right will be granted under either the 1999 Plan or the 2001 Plan or under a new equity plan, which will incorporate the terms of the Plans (the “Proposed Plan”) if it is approved by the Company’s shareholders at the 2007 Annual Meeting of Shareholders. Each Stock Appreciation Right granted will be subject to the terms of the Plan under which it is granted and the Stock Appreciation Rights Agreement. The Stock Appreciation Rights will also be subject to the same provisions regarding the effect of a Change in Control (although the definition will be revised as discussed below) of the Company as the original Tendered Restricted Shares for which they were exchanged. A summary of the material terms of the Stock Appreciation Rights to be issued is set forth below.

The Company intends to eliminate the $10.00 cap if additional shares of Common Stock are approved for issuance under the Proposed Plan at the 2007 Annual Meeting of Shareholders.

If an Eligible Restricted Share is not tendered for cancellation in the Offer or is not accepted for cancellation, such Restricted Share will remain outstanding and retain all of its current terms, including vesting schedules, in accordance with the terms and conditions set forth in the applicable Plan and Restricted Stock Award Agreements evidencing its grant.

Other Material Terms of the Stock Appreciation Rights.

The Stock Appreciation Rights will be granted under the 1999 Plan and the 2001 Plan (or the Proposed Plan, if approved) and will be subject to the same terms and conditions as the Tendered Restricted Shares for which they are exchanged except: notwithstanding the original vesting schedule for the Tendered Restricted Shares, the Stock Appreciation Rights will become vested and exercisable with respect to 50% of the underlying shares of Common Stock on February 15, 2008 and the remaining 50% will become vested and exercisable on February 15, 2009, so long as the Eligible Employee is employed by First Albany on that vesting date.

Any unvested Stock Appreciation Rights will expire immediately upon, and any exercisable Stock Appreciation Rights will expire ninety (90) days after, the date of an Eligible Employee’s termination of employment with First Albany for any reason other than death, Retirement or Disability (as defined in the applicable Plan). If any termination of employment is due to death, Retirement or Disability (as defined in the applicable Plan), the Stock Appreciation Rights will become fully exercisable as of such date and will then expire one (1) year after the date of such termination (but no later than the tenth anniversary of the Grant Date) and thereafter such Stock Appreciation Rights will be forfeited and cancelled by the Company. In any event, the Stock Appreciation Rights will expire upon the tenth anniversary of the Grant Date, if not earlier.

The Stock Appreciation Rights will also be subject to the same provisions regarding the effect of a Change in Control (although the definition will be revised as discussed below) of the Company as the original Tendered Restricted Shares for which they were exchanged.

If any number of Stock Appreciation Rights that would be granted pursuant to the terms of the Offer cannot be granted under the 1999 Plan or 2001 Plan, such number of Stock Appreciation Rights will be granted under the Proposed Plan subject to approval by our

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shareholders of the Proposed Plan at the 2007 Annual Meeting of Shareholders and subject to the Company’s conclusion that the grant of the Stock Appreciation Rights will not subject the Eligible Employee to additional tax and penalties under Section 409A of the Code. If our shareholders do not approve the Proposed Plan or the Eligible Employee would suffer adverse tax consequences under Section 409A of the Code, the Stock Appreciation Rights will be cancelled and the related Eligible Restricted Shares will continue to remain outstanding in accordance with, and subject to, their current terms.

For the specific terms regarding exercisability, termination of employment and Change in Control, see the applicable form of instrument evidencing the award of Stock Appreciation Rights (the “Stock Appreciation Right Agreement”) attached as Exhibits (a)(5) through (a)(8). If the Proposed Plan is approved, the award agreements will be issued under the Proposed Plan but the terms of the award agreements will not otherwise change.

Agreement to Revise Change in Control Definition.

By participating in the Offer, an employee will be agreeing to revise the definition of Change in Control with respect to all of his or her outstanding equity awards under all Plans (including all restricted shares and all stock options) in order to exclude any events that would otherwise trigger a Change in Control that are directly attributable to capital raising transactions. The following is the revised definition of Change in Control with the revisions italicized.

A Change in Control shall mean the occurrence of one or more of the following events: (1) the acquisition, after the effective date of the Plan, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (a) the shares of the Common Stock, or (b) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by any individual who, on the effective date of the Plan, beneficially owned 10% or more of the Common Stock, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary (as defined in the Plan), (iii) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, (iv) any acquisition by any corporation if, immediately following such acquisition, more than 70% of the then outstanding shares of Common Stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the Common Stock and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities;

(2) individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease thereafter for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the directors then serving and comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but

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excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents;

(3) approval by the shareholders of the Company of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation more than 70% of the then outstanding Common Stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the Voting Securities; or

(4) approval by the shareholders of the Company of (a) a complete liquidation or substantial dissolution of the Company, or (b) the sale or other disposition of all or substantially all of the assets of the Company, other than to a Subsidiary, wholly-owned, directly or indirectly, by the Company; provided, however, that no event described in paragraphs (1) – (4) above shall be deemed to constitute a Change in Control if it occurs directly as a result of an issuance or sale of securities of the Company or a Subsidiary of the Company in a transaction a principal purpose of which is to raise capital for the Company or a Subsidiary of the Company.

Rights with Respect to Eligible Restricted Shares and the Plans.

Upon our acceptance of the Tendered Restricted Shares for cancellation, the Restricted Stock Award Agreement to which the Tendered Restricted Shares are subject will be rescinded and the award of restricted shares granted under it will be canceled. The Eligible Employee will have no further rights with respect to, and will release First Albany from any and all claims relating to, such Tendered Restricted Shares under the Plans or any Restricted Stock Award Agreement.

Eligible Restricted Shares that were vested during the Offer period under the Plans and that we acquire in connection with the Offer will be added to treasury stock. Eligible Restricted Shares that were granted under the Plans and that we acquire in connection with the Offer will be moved to treasury stock. The shares of Common Stock subject to Eligible Restricted Shares will be returned to the pool of shares available for new grants under the respective issuing Plans (or the Proposed Plan, if approved) without further stockholder action, except as required by applicable law or the rules of NASDAQ or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed.

Remaining Restricted Shares.

Certain members of First Albany’s senior management will not have the right to tender any of their Restricted Shares in the Offer. For purposes of the Offer, the Restricted Shares held by such persons are not included within the definition of Eligible Restricted Shares and each

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such Restricted Share shall remain outstanding in accordance with, and subject to, their current terms under the Plan pursuant to which it was granted.

Mr. McNierney intends to tender all of his Eligible Restricted Shares in the Offer. However, due to certain limitations on awards under the 1999 Plan and the 2001 Plan, the Company cannot grant him all of the resulting Stock Appreciation Rights under the 1999 Plan and the 2001 Plan. As a result, the Stock Appreciation Rights that cannot be granted to him under the 1999 Plan and the 2001 Plan will be granted to him under the Proposed Plan subject to approval by our shareholders of the Proposed Plan at the 2007 Annual Meeting of Shareholders and subject to the Company’s conclusion that the grant of the Stock Appreciation Rights will not subject Mr. McNierney to additional tax and penalties under Section 409A of the Code. If our shareholders do not approve the Proposed Plan or Mr. McNierney would suffer an adverse tax effect under Section 409A of the Code, those Stock Appreciation Rights will be cancelled and the related Eligible Restricted Shares will continue to remain outstanding in accordance with, and subject to, their current terms.

Common Stock.

Common stock is traded on NASDAQ under the symbol “FACT”. The following table shows the high and low sales price per share of common stock as reported by NASDAQ during each quarter of the last two years.

Quarter Ended	High	Low
March 31, 2005	9.90	8.90
June 30, 2005	9.24	4.84
September 30, 2005	6.80	5.57
December 31, 2005	7.49	5.99
March 31, 2006	7.17	5.40
June 30, 2006	5.70	3.85
September 30, 2006	4.61	3.17
December 31, 2006	4.21	1.93

As of March 23, 2007, the closing price of our common stock, as reported on NASDAQ was $1.71 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Restricted Shares.

Interests of Directors and Officers; Transactions and Arrangements concerning the Restricted Shares and our Common Stock.

As of March 22, 2007, our current executive officers and directors, as a group (listed on Schedule A hereto), beneficially owned a total of approximately 4,007,493 shares of common stock including 282,027 Restricted Shares that were unvested as of January 24, 2007, which represent approximately 24.5% of all shares of common stock outstanding as of February 22,

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2007 (the date of our last Annual Report on Form 10-K) and 21.2% of Eligible Restricted Shares plus ineligible Restricted Shares that were unvested as of January 24, 2007. The following chart shows the numbers and percentages beneficially owned by each current director and executive officer.

Name	Common Stock [1]		Restricted Shares
	Number	Percent of Outstanding	Number	Percent of Outstanding
Peter McNierney President and Chief Executive Officer	497,302	3.03%	217,500	16.32%
Brian Coad Chief Financial Officer	55,641	0.34%	41,866	3.14%
George C. McNamee Director, Chairman	1794,101	10.86%	6,998	0.53%
Alan P. Goldberg Director, Vice Chairman	1,506,278	9.00%	11,663	0.88%
Carl P. Carlucci, Jr. Director	30,268	0.19%	1,000	0.06%
Nicholas J. Gravante, Jr. Director	44,467	0.27%	1,000	0.08%
Shannon P. O’Brien Director	6,604	0.04%	1,000	0.08%
Dale Kutnick Director	43,731	0.27%	1,000	0.08%

1 Includes unvested Restricted Shares, phantom stock units held under the Company’s nonqualified deferred compensation plans and shares underlying currently exercisable stock options and stock options that will become exercisable within the next 60 days.

There have been no transactions in Restricted Shares or our common stock which were effected during the past sixty (60) days by the Company or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of the Company.

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Conditions of the Offer.

We expressly reserve the right, in our reasonable judgment, prior to the completion date to terminate or amend the Offer and to postpone our acceptance and cancellation of any Eligible Restricted Shares tendered pursuant to this Offer by giving oral or written notice of such termination or postponement to Eligible Employees or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of Eligible Restricted Shares tendered pursuant to this Offer is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the Eligible Restricted Shares tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to Eligible Employees or by decreasing or increasing the number of Eligible Restricted Shares subject to the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced Offer Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Business Wire.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law.

In addition, we will not be required to accept any Tendered Restricted Shares, and we may terminate or amend this Offer, or extend our acceptance and cancellation of any Eligible Restricted Shares tendered for cancellation, if at any time prior to the completion date, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Tendered Restricted Shares. We may waive any conditions to the Offer, in whole or in part, at any time and from time to time prior to the completion date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise these rights will not be deemed a waiver of any such rights. We are not making this Offer to, nor will we accept any tender from or on behalf of, Eligible Employees if the Offer or the acceptance of an Eligible Employee’s tender would not be in compliance with all applicable laws.

Offer Expiration.

The Offer will expire on at 11:59 p.m., Eastern Daylight Time, on May 9, 2007, unless we extend it. Although we do not currently intend to do so, we may, in our discretion extend the

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Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled Offer Expiration Date.

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will upon the completion of the Offer, accept all properly Tendered Restricted Shares and grant the Stock Appreciation Rights. Our acceptance for cancellation of Eligible Restricted Shares and rescinding of their respective Restricted Stock Award Agreements will constitute a binding agreement between us and each Eligible Employee upon the terms and subject to the conditions of this Offer. For purposes of this Offer, we will be deemed to have accepted for cancellation Eligible Restricted Shares that are validly tendered, if and when we give oral or written notice to Eligible Employees of our acceptance for cancellation of such Eligible Restricted Shares.

Procedures for Tendering Eligible Restricted Shares.

To validly tender Eligible Restricted Shares pursuant to this Offer, an Eligible Employee must, prior to 11:59 p.m., Eastern Daylight Time, on May 9, 2007 (unless the Offer is extended), and in accordance with the terms of the acceptance letter attached as Exhibit (a)(3) hereto, properly complete, duly execute and deliver to Patricia Arciero-Craig the acceptance letter by internal mail, regular external mail, or a facsimile thereof; provided that, if internal mail is used, you must receive a confirmation of receipt from the Company. Delivery by e-mail will not be accepted. Patricia Arciero-Craig must receive the acceptance letter at 677 Broadway, Albany, New York, 12207 (facsimile: (518) 447-7933) before the Offer Expiration Date. Once the acceptance letter has been delivered as provided herein, the tender of Eligible Restricted Shares is irrevocable, other than as set forth below.

If delivery is by mail, we recommend that Eligible Employees use registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery. Eligible Restricted Shares will not be considered tendered until Patricia Arciero-Craig receives them. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of Eligible Restricted Shares. Our determination will be final and binding on all parties.

Procedures for Withdrawing Tendered Restricted Shares.

An Eligible Employee may withdraw Tendered Restricted Shares at any time prior to 11:59 PM, Eastern Daylight Time on May 9, 2007 (unless the Offer is extended). To validly withdraw Tendered Restricted Shares pursuant to this Offer, an Eligible Employee must, in accordance with the terms of the withdrawal letter attached as Exhibit (a)(4) hereto, properly complete, duly execute and deliver to Patricia Arciero-Craig the withdrawal letter by internal mail, regular external mail, or a facsimile thereof; provided that, if internal mail is used, you must receive a confirmation of receipt from the Company. Delivery by e-mail will not be accepted. Patricia Arciero-Craig must receive the withdrawal letter at 677 Broadway, Albany, New York, 12207 facsimile: (518) 447-7933 before the Offer Expiration Date. Once the withdrawal letter has been delivered as provided herein, the withdrawal of Tendered Restricted Shares is irrevocable, except as described therein.

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If delivery is by mail, we recommend that Eligible Employees use registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery. Tendered Restricted Shares will not be considered withdrawn until Patricia Arciero-Craig receives them. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and withdrawal of any Tendered Restricted Shares. Our determination will be final and binding on all parties.

Material U.S. Federal Income Tax Consequences.

The following summary of certain U.S. federal income tax consequences of the Offer and the rescinding of Restricted Stock Award Agreements under which the Eligible Restricted Shares were granted pursuant to this Offer for Stock Appreciation Rights is based on the Internal Revenue Code of 1986, as amended to date, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. This summary does not attempt to describe all of the possible tax consequences that could result from this Offer or the exchange of Eligible Restricted Shares pursuant to this Offer. We recommend that each Eligible Employee consult with his or her own tax advisor with respect to individual circumstances.

Eligible Employees who rescind Restricted Stock Award Agreements for Stock Appreciation Rights will not be required to recognize income for U.S. Federal income tax purposes upon the completion of the Offer. We believe that this exchange will be treated as a non-taxable event for U.S. Federal income tax purposes. At the date of grant of the Stock Appreciation Right, Eligible Employees will not be required to recognize income for U.S. Federal income tax purposes. The grant of the Stock Appreciation Rights is not recognized as taxable income for U.S. Federal income tax purposes.

If your Eligible Restricted Shares vest (or vested) after January 24, 2007, but before the Offer Expiration Date, the Company will take the view that you are not required to recognize any income for Federal income tax purposes in connection with such vesting if you participate in the Offer, your Restricted Stock Award Agreements rescinded, your Tendered Restricted Shares are cancelled and you are granted Stock Appreciation Rights. If you do not participate in the Offer (or if you withdraw any previously tendered Eligible Restricted Shares prior to the Offer Expiration Date), you will be required to recognize income for Federal income tax purposes equal to the fair market value of the vested common shares on the date of vesting.

The tax basis of any share of common stock received upon the exercise of a Stock Appreciation Right will be equal to the fair market value of such share on the date of exercise of such Stock Appreciation Right. Upon any subsequent sale of such share, the Eligible Employee will realize a capital gain (or loss) in an amount equal to the difference between the amount realized on the sale and such tax basis. An Eligible Employee’s holding period for Federal income tax purposes for such share will commence on the date following the date of exercise of the Stock Appreciation Right.

Upon the exercise of Stock Appreciation Right for cash, shares of common stock, or both, the Eligible Employee will recognize compensation income, taxable as ordinary income, in an amount equal to the excess of the closing price of a share of common stock on the date of

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exercise over the Base Price, multiplied by the number of shares of common stock with respect to which the Stock Appreciation Right was exercised; provided that, if the Stock Appreciation Right is subject to the $10.00 cap at the time of exercise, the Eligible Employee will recognize compensation income, taxable as ordinary income, in an amount per share equal to the excess of $10.00 over the Base Price.

The Company generally will be entitled to a tax deduction in an amount equal to the amount of compensation income, taxable as ordinary income, recognized by the Eligible Employee as a result of the exercise of a Stock Appreciation Right in the year of recognition by the Eligible Employee.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

Accounting Consequences of the Offer.

As a result of the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), stock compensation is calculated based upon the fair value of the awards in accordance with the standard. The Company adopted SFAS 123(R) on January 1, 2006. In accordance with SFAS 123(R), cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award shall be accounted for as a modification of the terms of the cancelled award. Therefore, the incremental compensation cost will be measured as the excess of the fair value of the replacement award over the fair value of the cancelled award at the cancellation date. The amount of these charges will depend on the Company’s common stock price and the value of the Stock Appreciation Rights.

The Stock Appreciation Rights that will be granted under this Offer entitle the participant to receive upon exercise of the right an amount equal to or otherwise based on the excess of the fair market value of a share of common stock at the time of exercise over the exercise price of the right as established on the date the award is granted. Upon exercise of a Stock Appreciation Right, payment shall be made in the form of cash or shares (or both) as determined by the Company. As part of the Offer, the Company has limited the amount that the participant is eligible to receive based on the appreciation of the fair market value of a share to $10.00 per share. The Company used a valuation model to estimate the value of Stock Appreciation Rights to be granted with the imposed limitation. The value of existing Restricted Shares to be surrendered under this Offer will be valued based on the stock price on the date of modification. The Company intends to eliminate the $10.00 cap on appreciation if additional shares of common stock are approved for issuance under the Proposed Plan at the 2007 Annual Meeting of Shareholders. Based on these terms the Company will perform a valuation to value the Stock Appreciation Rights without the cap on appreciation on the date that the cap is removed. Valuation models, such as the models used by the Company, require the input of subjective assumptions which greatly affect the calculated grant date fair value. In the event that additional shares are authorized and the cap is removed the valuation performed without the cap will then be used to determine the amount of additional incremental cost over the value of the Stock Appreciation Rights with the cap in place and will be recognized over the remaining vesting term of the award.

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Assuming all of the Eligible Restricted Shares subject to this Offer are tendered, we anticipate that we will recognize future estimated compensation costs of approximately $3,800,000 during the two-year vesting period for the Stock Appreciation Rights. The estimated compensation cost represents the incremental value (approximately $500,000) of the estimated 2,701,626 Stock Appreciation Rights to be issued over the fair value of the 900,542 Eligible Restricted Shares that will be exchanged on the Grant Date (assuming a fair market value of our common stock on the Offer Expiration Date of $1.58 the closing price of our common stock as reported on NASDAQ on March 21, 2007, and a valuation of the Stock Appreciation Rights of $0.71 that includes the appreciation limitation noted above) plus approximately $3,300,000 of remaining compensation cost to be recognized over the vesting period of the Stock Appreciation Rights related to the Eligible Restricted Shares that will be surrendered as part of the Offer in accordance with SFAS 123(R). Because the Company holds the right to either net share or cash settle the Stock Appreciation Rights and has enough available authorized shares to net share settle along with not having a history of cash settling compensation awards, the accounting treatment of the new Stock Appreciation Right award will be equity award accounting under SFAS 123(R). A periodic assessment of authorized shares will be performed to determine if there are enough available shares to net share settle the outstanding Stock Appreciation Rights. If the number of available shares falls below the amount needed to net settle the Stock Appreciation Rights the portion that cannot be share settled if settlement were to occur on that date are subject to liability accounting under the provisions of SFAS 123(R). The liability for those Stock Appreciation Rights that cannot be net share settled will be determined based on the fair value of the award and the requisite service provided prior to the change to liability accounting.

If Eligible Restricted Shares are not tendered, then those Eligible Restricted Shares will be vested consistent with the terms of the original award. Eligible Restricted Shares that were vested during the Offer period under the Plans and that we acquire in connection with the Offer will be added to treasury stock. Eligible Restricted Shares that were granted under the Plans and that we acquire in connection with the Offer will be moved to treasury stock. The shares of common stock subject to Eligible Restricted Shares will be returned to the pool of shares available for new grants under the respective issuing Plans without further stockholder action, except as required by applicable law or the rules of NASDAQ or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed. We expect that the Stock Appreciation Rights will be issued on or about May 10, 2007.

Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our offer to rescind the grant of Eligible Restricted Shares in return for, and issuance of, Stock Appreciation Rights as contemplated by this Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of the Stock Appreciation Rights as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. We are unable to predict whether we may determine that we are required to delay the acceptance of Eligible Restricted Shares pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any

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such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept any Tendered Restricted Shares is subject to conditions, including the conditions described in “Conditions of the Offer”, above.

Information Concerning the Company.

We recommend that each Eligible Employee review this Terms of the Offer and attached acceptance letter. We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Terms of the Offer is a part, with respect to the Offer. This Terms of the Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your Eligible Restricted Shares:

Our Annual Report on Form 10-K for the fiscal year ending December 31, 2006 filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2007; and

Current Reports on Form 8-K filed with the SEC after December 31, 2006.

Each Eligible Employee may obtain a copy of this Terms of the Offer, upon a written or oral request made to Patricia Arciero-Craig or Brian Coad, 677 Broadway, Albany, New York, 12207, telephone: (518) 447-8500 or (212) 273-7100 and facsimile: (518) 447-7933.

We also incorporate by reference any additional documents that we may file with the SEC between March 27, 2007 and the Offer Expiration Date. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 450 Fifth Street N.W., Washington, D.C. 20549 or at one of the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information concerning its public reference rooms. The SEC filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at www.sec.gov.

As you read the documents listed in this section, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Terms of the Offer, you should rely on the statements made in the most recent document. The information contained in this Terms of the Offer about the Company should be read together with the information contained in the documents to which we have referred you.

No Recommendation.

Although our Board of Directors has approved the making of this Offer, the Board of Directors is not making any recommendation as to whether or not an Eligible Employee should tender his or her Eligible Restricted Shares. Each Eligible Employee should consult his or her own advisors and make his or her own decision whether or not to tender Eligible Restricted Shares pursuant to this Offer.

How to Obtain More Information.

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You should direct questions about this Offer or make a request for assistance or for additional copies of this Terms of the Offer, the acceptance letter or the withdrawal letter to: Patricia Arciero-Craig or Brian Coad, 677 Broadway, Albany, New York, 12207, telephone: (518) 447-8500 or (212) 273-7100 and facsimile: (518) 447-7933.

Forward Looking Statements; Miscellaneous

Some of the statements in this Terms of the Offer may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future business and financial performance, and often contain words such as "may", "will", "expect", "anticipate", "believe", "estimate", and "continue" or similar words. You should consider all statements other than historical information or current facts to be forward-looking statements. Our forward-looking statements may contain projections regarding our revenues, earnings, operations, and other financial projections, and may include statements of our future performance, strategies and objectives. However, there may be events in the future which we are not able to accurately predict or control which may cause our actual results to differ, possibly materially, from the expectations expressed in our forward-looking statements. All forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors. Such factors include, among others, market risk, credit risk and operating risk. These and other risks are set forth in greater detail below and elsewhere in this document. We caution you not to place undue reliance on these forward-looking statements. We do not undertake to update any of our forward-looking statements.

We have not authorized any person to make any recommendation on our behalf as to whether or not Eligible Employees should tender Eligible Restricted Shares pursuant to the Offer. Eligible Employees should rely only on the information contained in this document or to which we have referred them. We have not authorized anyone to give Eligible Employees any information or to make any representation in connection with this Offer other than the information and representations contained in this document or in the related acceptance letter attached hereto. If anyone makes any recommendation or representation or gives any Eligible Employee any information, such employee must not rely upon that recommendation, representation or information as having been authorized by us.

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Schedule A

Information Concerning the Directors and Executive Officers of First Albany Companies Inc.

The directors and executive officers of First Albany Companies Inc. and their position and offices as of March 27, 2007 are set forth in the following table:

Peter McNierney	President, Chief Executive Officer, Director
George C. McNamee	Chairman, Director
Alan P. Goldberg	Vice Chairman, Director
Carl P. Carlucci	Director
Nicholas A. Gravante, Jr.	Director
Dale Kutnick	Director
Shannon P. O’Brien	Director
Brian Coad	Chief Financial Officer